 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 23, 2005

LARGO VISTA GROUP, LTD.

(Exact name of registrant as specified in its charter)

Nevada	000-30426	76-0434-540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4570 Campus Drive, Newport Beach, CA	92660
(Address of Principal Executive Officers)	(Zip Code)

Registrant's telephone number, including area code: 949-252-2180

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On March 18, 2005, the Largo Vista signed an Agreement and Assignment of Certain Contractual Rights and Benefits (the “Agreement”), with Shanghai Offshore Oil Group (HK) Co., Ltd. (“Shanghai Oil”) pursuant to the Agreement in Principle. Under the Agreement, Shanghai Oil assigns to Largo Vista all of its rights under a prior contract with Asiacorp Investment Holding Ltd. to purchase fuel oil from Russia and deliver it to The People’s Republic of China (the “Asiacorp Contract”). The Agreement states that deliveries will begin no later than May 18, 2005 and continue for a period of thirty-six (36) months at a rate of up to two hundred thousand (200,000) metric tons per month. The assigned Asiacorp Contract provides that the estimated value of the maximum potential deliveries over the life of the Agreement, at the market prices in effect at the time of the signing of the Asiacorp Contract on July 22, 2004, to be approximately one billion, two hundred thirty million, nine hundred sixty thousand dollars ($1,230,960,000.00). The Agreement provides that Largo Vista will be guaranteed a minimum of two dollars ($2.00) profit per metric ton, and that Shanghai Oil will continue to be responsible for the logistics and financing of the delivery of the fuel oil. In exchange, Largo Vista will issue to Shanghai Oil one hundred million (100,000,000) shares of Largo Vista’s common stock, to be issued in three increments, one-third within ten days of the signing of the Agreement, the second one-third one year later, and the final one-third one year later.

A copy of the Agreement, which includes as an exhibit the Asiacorp Contract, is attached as Exhibit 10(ad).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 18, 2005

Largo Vista Group, Ltd.

By: /s/Deng Shan
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  Deng Shan CEO

EXHIBIT INDEX

Exhibit	Description
1.01	Agreement and Assignment of Certain Contractual Rights and Benefits